                                                                    Exhibit 99.1

                        DISTRIBUCION & SERVICIO D&S S.A.

                              --------------------

         Transcription of Simultaneous Oral Translation from Spanish of Initial Chilean Road Show Presentation Before Investors in Santiago, Chile
                                   July 2004

                              --------------------

[Nicolas Ibanez- Director and Principal Shareholder]

....once again, this is not the first time we see each other...

There are some visual elements surrounding us here today in this room. They reflect our purpose, our vision, and our values. We feel very proud of what we are trying to do for a Chile leader.

There are examples around you in this room of those goods and at the entrance you received ... I don't see them, perhaps you put them away... careful, because that is still pending. You received a watch, the same watch I am wearing. And the women as well: a very distinguished model. You can win one, depending on the questions you ask. Whoever asks a good question can take it away. Those who don't, just leave it on the table; because we have to sell that watch: at 9,999 pesos the one for men and 7,999 pesos the one for women. And if you buy it with the Presto card you can pay in easy installments and at a very convenient rate. So what appears to be a gift -you have to earn it! I hope we will have very good questions this morning.

As usual at these sorts of events, there is one boring part: a presentation. The important part is perhaps the questions and the answers, and hopefully there will be an interesting exchange.

There is another area that has to do with people. The people. We are a company intensive in operations, in people, from Arica to Punta Arenas. And that is no easy task. We are coming close to 30,000 souls that we must encourage, motivate, incorporate, and project; and all this in an environment with high turnover. There are some themes surrounding us here and which can serve to stimulate your concerns and ask some questions.

Very well, then, we will proceed with a short presentation, quick and agile. This is the agenda for this presentation: a history of our growth, what we intended doing as a change agent, what we are doing right now, a step further ahead - because we are only just starting-, some idea of supplementary activities. But right from the start I want to make it very clear that we are grocers. Our core activity is food. It is our core business. It will continue to be our core business. It is what drives everything else. So we have been, we are and will continue to be, essentially, grocers.

We could be working on other supplementary things.

Very well, then let's begin with the first part of this presentation. Why take the company to a new threshold? Why stress us more? Why aren't we at a nice stage of consolidation?

We began more than twenty years ago questioning ourselves and self-imposing on ourselves new things, different things, that obliged us to rethink everything we had done and everything we were. Not because what we had done and what we were was not good. It was in fact very good and very attractive. I am referring to Almac. Most of you weren't even born! But it was a beautiful company, very well positioned, in the high segment, also in the high part of Santiago, geographically concentrated, concentrated in a particular segment. And everyone, the kind of people who frequent this hotel, for example, and that come from the kind of schools you surely come; the whole of that world spoke not of the supermarket but of Almac. Perhaps you've heard your mothers still say "I am going to the Almac". A great brand, a great company. However, back in '82 we began to destroy Almac. What happened there? And back in '82 we began to talk of "every day low prices"; a radical proposal. And Ekono became the main competitor of Almac. Is there anything different to what we are doing today, or to what we have been doing as of last year?

From the point of view of our approach, our business, of how we see capturing an opportunity and leading change; there is no change. So then, why take the company to a new level?

First, because it is part of our style: to always think in a novel way. Today it is in fashion, so perhaps it is understood a bit better: entrepreneurship, innovation, change processes, reinventing, and the processes of disruptive innovation. Disruptive innovation and all that stuff. We have been doing it and many other companies in this country as well, it is true. In that sense, Chile has come a long way, thanks to incorporating people with a little bit broader mentality. And why? Well, simply because perhaps the only thing we have learned is that the opportunity is even greater than we thought.

At the time we thought there were certain segments in Santiago that were a bit more sensitive to price, an emerging segment, and that it could be interesting. And now we realize that what we visualized at the beginning of the 1980's, according to particular parameters of income per capita and of size, as a consequence of this project we were embarking on back in 1982, we have realized over time that it is much bigger, very much bigger. And this backed by the experience of similar companies that have done similar things in other parts of the world. Therefore, far from conceiving in the year 2003, the year 2004, as a year that after all we have done... I was reviewing here what the analysts were saying back in 1996 and 1997; well, we have done so many things that at times it is possible to forget. Well, the company has doubled, it has trebled, it has quadrupled, and so why aren't we now consolidating? True? And so after all we have achieved, and the strong opposition we supposedly have in the market, why aren't we now at a consolidation stage? It is clear the opportunity is out there. True? I think it is left written in the book, very clearly. We are not going into great details, because we are not going to reveal all the details of our mission and of our strategy. But, we are just starting. It is not only typical of a way of doing business - which it is, also- but it is also backed by figures and by concrete experiences in other parts of the world by businesses that have done similar things. Right? Therefore our market share is still very small. And the whole world says the contrary. We challenge conventional wisdom, so to speak. "Hey, but you already have... how much? 33% of the domestic market? But what more do you want?" What market are you talking to me about? It depends on how you visualize the market. So, we have a vision, in that sense different -it is not the conventional vision. And so we do things that are not very conventional but they are very strictly developed and implemented. And why move this capital? Well, it has to do with what we said before. You would say "well, what is this company doing at this moment when there could be uncertainties regarding the financial markets and everything else?" True? And why is it raising capital? How curious, because according to our vision and according to our forecasts it is clear we need an even more solid financial structure to face the projects we have ahead. It is an obvious reason. But sometimes no matter how evident, it is necessary to repeat it. The company's capital structure today is a perfectly reasonable capital structure if our vision were to consolidate, if our vision were everything we have achieved today which has been good and very positive. It is necessary to improve. That is, it is probably necessary to expand a little more on the value proposal, the always low prices. But that's as far as the story goes. Well no! It goes considerably further than that. And we think this is the right moment to share this with the capital markets. And that is why we are coming out with a third issue. It is the third time we do this exercise. The idea is to strengthen even more the company base, and of course strengthen even more the capital base of the company, which was a decision we took in 1996 and we want to continue moving ahead with closer ties to the capital markets.

Very well, let's continue with the vision, briefly. We are not going to give away any state secret here, obviously. I already told you about this in some written papers, the analysts have referred to it, I do not think you will go away with much details. Here there is a table. Let's go ahead with the following table, in the market; the market is inserted within a vision of the country. This is a country that, as we all know, promises far more. In the last few years we have probably navigated a sort of plateau, with no great innovations. The pro-growth agenda is probably a bit bogged down around there, but everything would seem to indicate this is a decent country with solid institutions, where things work, and should continue to have an attractive growth.

Now, the D&S project does not depend on whether we return to a 7% rate of growth. I am one of those guys who believe the country is not growing at a sufficiently high rate in order to overcome the levels of poverty that are totally unacceptable. And the D&S project for a Chile Lider aims to make a significant contribution to the development of the country. But neither does the D&S project depend on us doing something extraordinary in relation to growth. We will try to ensure the country leadership aims at that, but our project does not depend on it. Penetration of the formal trade sector is low, and our participation in that potential market of over 20 million dollars is very low. Therefore if we were in a country that is at a standstill - which fortunately we are not, it is a country that is growing, it is a country that should grow at even higher rates, we hope. But even if we were in a standstill economy, we should have a chance, and we have a significant chance of growth.

Let's move ahead, then. I think you have seen those figures. Those are the numbers. There is no mystery here. That's the story and that's our vision. Therefore we are exclusively in the supermarket business. No, although we are grocers, we will continue to be grocers and food will continue to be the driver of this company. We have a somewhat broader vision. And within food, within what is even a narrower vision of food, let's speak of the basic grocery products. Is there anyone here from groceries in the company? They are all working. OK, there isn't anyone. But the potential in groceries, adding toiletries, the basic groceries, our paneling is only 18%, which is the most acid test. It is only 18%, and the formal channel supermarkets share in groceries is only 53%. This clarifies our vision of the potential. The feature of the industry is marked by different factors. I believe the message here is very simple: the frontiers that used to exist -as in so many industries of the world- are already very weak and begin to disappear. If you read the papers today, what is happening between the interaction between the trade sector and the financial sector, for example, there are no borders between the different formats, the different types of stores. I believe that is the message and that somehow backs what I was saying earlier in relation to the figures.

And here are some specific figures. That is, we are nothing in some areas where we are just starting out, some brands that decorate my shirt - nobody has commented on them. By the way, I am wearing it especially for you; so I expect to have some feedback, positive or negative. But some of the brands that decorate my shirt - it is true- are part of the future project of this company. And in those areas, as you can see, we are still nothing, we are just starting out. And happily -I think this is very positive- we are... there is already talk of retail, there is a retail industry. I found a newspaper here yesterday. And we are even beginning to see articles about the retail industry in Chile. I feel very proud of this. And there are analysts that begin to specialize in retail. And D&S is not the only name traded in the retail category. All this helps us enormously. This is tremendously positive for the country and of course for the D&S shares which should be far more liquid and with a far greater presence. And there are many factors to this. And one of the things I see as tremendously positive is that many of these companies today are public and totally managed in a professional way, they trade on the stock market, etc. But you will see that even if we add all those people there is sufficient space and there is space for them and there could be space for others. And I believe this story of Falabella or whoever, or there could even be international operators that return to the country, why not? All that could happen in a country that develops; in a country where the income per capita doubles between now and the next 15 years. And D&S with its different activities, basically Lider, is evidently prepared. It must prepare for that; and it is in that context perhaps it can be understood better what some are confused about, true? What we are doing in terms of our strategy of always low prices. Cristobal will comment on this in greater detail later on.

Very well, then, still little penetration in comparison to other parts of the world. I have already mentioned this. There are the figures. I think I have repeated this many times. And what is our strategy? There is no fundamental change here, there is improvement. The basic concept here is providing exceptional value. How many fools are there here who once bought a Rolex? Don't leave me alone in this! How many fools are there who once bought a Rolex? None! Hey, Felipe, you did a good job; you only brought intelligent people then! I am the only one. Don't think I am wearing a Rolex, no! I learned the lesson. The other day at the Lider in Antofagasta, Elizabeth, who was selling the watches, said to me "you, why don't you wear one of our watches?" She is right. So I have my watch, Bulba! And careful, because I have showered with it, I have washed with it, and the thing works! At 9,999 pesos. And then I have some more elegant meetings so of course I wear a jacket and tie, and a shirt. The shirt cost me 2,999 pesos. A fantastic white shirt and a tie that could be one of those ties like the ones Manuel uses. How much did you pay for your tie, Manuel?... don't give me that story, Manuel, you paid 100 dollars for that, I know it! But at Lider there is something quite like it at 999 pesos. So you hashed it, just like me! So, exceptional value. And that is what Lider has done, and it has returned the soul to the body of many people, from Arica to - soon- Punta Arenas, from Huechuraba to Puente Alto, that is the Lider Project and that is why we have around 15 million transactions per month. And since we see the opportunity is even greater -far greater- that is why we are pushing the proposal even further and we are self-imposing an even higher level of demand on our value proposal, our price position, in relation to the way we interact with our suppliers. That story out there is not there by chance, that pallet! It is extraordinary that it is there, and also the way we operate internally. We are self-imposing a level of demand which is far, far greater, on how we design, manufacture, package, price, ship. That product you have in front of you, from the other side of the world, and sell it in Arica or in Punta Arenas at 999 pesos, on credit with installments or the Presto card.

Isn't it a little great revolution? That is what we are into, and you can be part of this revolution; many of you are already, which makes me very pleased. So, those are the components of our strategy. And, evidently, the traffic of the customers we already have and which grows and will continue to grow with time. Last Thursday we opened our brand new Lider Vecino in Coquimbo. On Friday at noon, full of people; Saturday, full of people. People look for a decent alternative to satisfy their basic needs, and if you read this brochure, what is our purpose? What is our mission? There it is! Our values, how we channel this magnificent heroic deed of giving employment to 30,000 people. And these are all concrete realities; they are not castles in the air. And with that traffic of customers, well, there is a lot to do there regarding crossed sales.

In sum, the company, the current D&S project, has three stages. We have not yet fully finished the first. The first is accessing the market, a structure, a basic platform, of store operation. We did it using tactics, initially segmented the market with multi-brands, today with one brand and with different formats within the same brand. That is market access, being present. Are we in Coquimbo? Yes, Sir! Are we in a privileged part of Coquimbo? Yes, Sir! Do we have the best access to the public, the best location? Yes, Sir! There we are. So that is reality, concrete. The first stage has not concluded, but we are at a very advanced stage.

The second is the creation of a distribution system, a distribution channel. This company is called, and has been called for many years now, Distribution and Service. We are for a reason essentially in the distribution business, from Asia, going through the fields of Quillota, the cattle breeders of Osorno, the beef producers in Uruguay, the mass consumer products here in Santiago, our friends in Canada, who supply us with the President<180>s Choice line, etc. We are in the distribution business and those products that arrive in large homogeneous batches by sea or whatever, are turned into an attractive assortment in different points of sale from Arica to Punta Arenas. So today the emphasis is on generating a formidable distribution company; operating with the highest efficiency indexes.

And all this certainly backs our always low price strategy. That is the stage at which we are today. Let's say they are overlapping stages. And then there could be another stage we are thinking about, visualizing, conceiving: becoming the most important trans-national network in this country. It is a long-winded story and we are not going to get into that now. But ultimately, when you have access to flows -flows that today are disconnected and we begin to connect them, right? You are part of another great revolution. But that is a story that comes later on, considerably later on. That is why we are only just beginning; only just beginning.

The pillars of this story, which is evidently what we are looking for, are: operations volume, share of wallet, and of course return on investment, return on capital. We know how to face the trade-off between short, medium and long term returns. Therefore in 2004, regarding return on capital, this is evidently an indicator -in relation to our history, in relation to other players in the industry, domestically- probably poor. But we aim at a far more ambitious target, for which it is necessary to understand the sacrifices we make in the short term. It is necessary to understand why we destroyed Almac to create Ekono, or why we destroyed Ekono to create Lider. It is a basic requirement. And this D&S store is a long-winded story, it is not for fearful investors who are getting in and getting out. And the pillars we are concentrating on today are these that appear here: providing exceptional value, 9,999 pesos (points at watch), a great tie at 999 pesos. I think we have talked about this with Cristobal, that this could even be too cheap. Perhaps we are giving it away! There could even be a chance of improving our margin. We are self-imposing a level of demand perhaps too high, and in time we will review this. And all based on high productivity standards and generating opportunities through cross-selling to significantly increase our share of consumer expenditures. The crossed sales. So, they are the basis of our store, of what we are, of what we are essentially: Lider. We have a series of supplementary operations. The emphasis is not on the supplementary operations. The emphasis is on providing a service to housewives that at this time, I hope, it is 9:15 in the morning according to my wonderful watch that works perfectly, guaranteed, that now at 9:15 a.m. are surely visiting our stores to get bread and the items they will use for lunch. It is Tuesday morning, surely there is a great flow of customers, they are replenishing the fresh produce rather than the end-of-the-month purchase, but this is an extremely important public and we are working right now and we have been working all night to be able to supply these people who are visiting us right this minute. And this is one of the great advantages of this company: we have the traffic; we have access to the great majority of households in this country through Lider, and this allows us to do a series of other things.

How are we structured? This is the least important aspect, because our structure depends on circumstances. But ultimately, until a short time ago we could have thought Lider was D&S and D&S was Lider. I believe that to a great extent that continues to be so: Lider is D&S and D&S is Lider. But we have teams that are working on other fronts which will be supplementary due to two reasons: the most important is that what Lider has to do is so important it be done well, than anything which disturbs the Lider management must be done not in an isolated way, but yes independently, autonomously, to ensure it complements Lider well and Lider does what it has to do because it implies strict focus on improving the productivity indicators and bettering its value proposal and making it far more extreme. That is the main reason. It is not that today we are exclusively focused on other things and Lider is a sort of cash-cow and we are going to use it for other things. No, Lider in itself is so important that it requires total and full concentration. That is why we have adopted that as our first line. And in second place, evidently these things in themselves can be extremely important and will be extremely important.

Now we are going to quickly talk business. This is perhaps what you most know about, so Cristobal is going to repeat a bit of the Lider theme and then we are going to ask Elias, our Presto area agent, to give you an overview. I don't want you to reveal anything about ... about... (Takes e-card out of pocket)... do you have this? If you don't, pick one up on your way out. Register them all! There is no such thing as a free breakfast!

[Cristobal Lira, Chief Executive Officer, takes the floor.]

Good morning. I have addressed this same audience on other occasions, but just in case there is someone new, my name is Cristobal Lira, I am 46 years old and have been with the company for 22. So far I have dedicated my working life to supermarkets, beginning with those years at Almac, not from the start of Almac, but I want to show you the evolution of our company. The first supermarket opened was in 1957, the Almac in Providencia. It was the first supermarket in Latin America, so a very important milestone for our country. As Nicolas said, in the 1980's we began to see the needs for a format to reach all sectors of the population and not concentrate everything in a single area in Santiago. So that led to the Tobalaba Ekono in 1984, at Tobalaba and Las Camelias street. It was a great success and there began this re-invention of our own concepts. Then came two years, from 1995 to 1997, of very aggressive expansion, with the birth of Lider in 1995. In only two years we gained leadership in this industry and of course number one share in hypermarkets. During the decade from 1998 to 2002 there was a new development, mainly taking Lider to the whole country and at the same time, since we had to enter different neighborhoods, different cities. So began the development of a different format.

We could not put a hypermarket everywhere, so this gave birth to the concept of the Lider Vecino -which we will explain- and also the birth of Lider Express concept, the Lider Express format.

Where are we today? At this stage of consolidation of our leadership, basically we are in an investment stage, in customers and productivity, and looking to make the most and reaching the highest productivity in our company. There is nothing different in our strategy from what we have been doing since the 1980's. As you can see, there is the Tobalaba Ekono "every day low prices" already in those years. So, in reality, these are the reasons that explain economy, not spending on unnecessary and expensive things, being austere. The productivity; we were already beginning with much investment in IT, technology, logistics; we are talking about 1984. Today we are in 2004 and a continuation of the same strategy. This company has not changed its strategy. Here we are today, with 30 hypermarkets which we call mega-markets, 20 compacts, compact hypermarkets, Lider Vecino, and 25 supermarkets, Lider Express. We will briefly tell you what each one is about: the great difference lies in the average sale area and the number of articles. The first have around 10,000 square meters of sales area, the mega-markets, with around 300,000 articles; the Lider Vecino, compact hypermarkets have around 4,000 square meters and 20,000 articles; and the Lider Express have around 1,500 square meters and 10,000 articles. There is also an important difference in the non-food sales with 23% in the large ones, 14 and 5 in the smaller ones.

Although this does not appear obvious, when you consider the strategy, how are we going to face the consumer? What are we going to do? The first things to take a look at are the preferences of the Chilean consumer. What is the Chilean consumer looking for? When you ask that question -and we have asked it over time and it has not changed- the first attribute a person looks for when choosing a store is proximity; the second is price, and the third is variety. What we do is satisfy these three preferences, look for concepts that satisfy those three preferences. That is why Lider appeals to proximity, being present throughout Chile. And, with the hypermarkets we are - both with the compacts and the mega-markets- we are emphasizing the theme of variety. Consider that 82% of our sales occur at the hypermarkets. Getting into the coverage, we are present from Arica to Punta Arenas, practically in all the important cities. There are still a few to be set up, and if we look at Santiago obviously we also have great presence. We have 76 stores throughout the country, with 34.4% market share in Chile, in the supermarket industry - the narrow view Nicolas referred to- and 44.7% market share in Santiago.

What are we doing regarding investment in the next two years, this year and the next? We are annually investing around 100 million US Dollars, plus the investment you know of for the acquisition of Carrefour at around 125 million US Dollars. Therefore this year we will open 14 Lider stores, including among these the seven stores acquired from Carrefour, and eight Lider stores in 2005. So we are still in a process of development.

If we review the second attribute, price! Let's ask about this perception of price; what is the opinion of the consumer regarding who has the best prices in Chile? And 67% of the people you ask who has the lowest prices answer Lider. Carrefour still appears there, because in March we still had some Carrefour stores. So, as you can see, there is a great difference with our other competitors. If you ask "if you spend 100,000 Pesos at Lider, how much would this cost at another supermarket?" As you can see, it goes from an increase of 14% to 18%. That is what the Chilean consumer thinks. This is a regular study done by a very important multinational supplier in Chile, and which obviously shares the information with the whole supermarket industry.

I am going to explain a little why we have been told "you are fanatics; you are sacrificing the returns; what is happening? why do you have this EDLP strategy, it doesn't work..." I will explain the dynamics. What are we looking for? Basically, this stems from low costs. We must have low costs. It is necessary to have three very basic things in order to apply a strategy such as this. We had the great possibility because we are the only ones with the three characteristics: one is the size and the coverage; second, it is necessary to have a low price positioning - not everyone will be believed they have low prices- it is necessary to have gained that positioning; and third, it is very important to have low costs, because otherwise it is not possible to sell at low prices, you must be efficient, you must distribute efficiently. So, it stems from low costs and it is necessary to continuously improve, lowering and lowering costs so as to sell at low prices. This generates greater traffic, because the purchase at the grocers, the grocery store, is a purchase that the family must make frequently, and therefore it is a very rational purchase, and therefore the price is the most important variable when choosing where to buy those products. And so this generates traffic, generates more customers, and this generates greater sales. And obviously, with the greater sales, what happens is that the costs begin turning into scale economies and the costs come down. And this cycle continues in a virtuous circle. Therefore, if we see the costs, the issue of the scale economies, as I said we have the size, do we have the low costs? If we take a look at retailing in Chile, the information at December 2003, there is the administration and sales spend. As you can see, D&S has the lowest administration and sales spend among all the retailers in the country. Still insufficient, but low.

Why did we kill those brands: Ekono, Almac? Why did we do this? Obviously, when you have such a clear strategy to lower costs and be efficient, brand unification is fundamental. Making the most of size, using mass communication, all this is extremely expensive; and basically brand unification produces great savings. Having 15 million customers under a single brand is of much lower cost to service, reach and communicate. The logistics center, for over 10 to 12 years now, we have been investing strongly in our distribution center. To give you an idea, today that center manages 300 thousand cases per day. They manage 300 thousand cases per day. There is no other logistics operation that deals with that sort of volume in Chile. And finally, the process re-engineering, the continuous improvement we have and we are always involved in. This is basically reviewing our whole purchase and distribution system, our shrinkage system, how to better control spending. All this gives us the choice of being able to offer low prices. Therefore when we are asked "why are you so fanatic about low prices? Because low price is one of the most important aspects for us in the market as a whole. And why do I put the market here? Because, same as our need to supply all households with groceries, once a month, once every 15 days, we also need fresh produce, and not once a month. We need them at least four times a month, once a week. People necessarily need, if they are not two, they are obliged to go and buy those fresh products. So the traffic generated by the fresh produce, the traffic generates by the low prices, for food, for groceries, logically makes more of these families visit us. And if we do our job properly, with our own brands and with the national suppliers that supply us, with the non-food, we have a great opportunity with these people who are already buying inside our supermarkets, of offering them a line of products with this exceptional value that Nicolas has told us about, that we will reconsider putting the tie up to 1,990 Pesos, right? If you want the tie, you still have a few hours left at 990 Pesos. Basically here we have Haus in household items, Boulevard - with a few examples over there- in garments. We have transformed the sale of garments at supermarkets. Groven in electrical appliances; Paragon, which is a new line specializing in sports, both sports garments as well as equipment; and it seems that in the coming months Joytoy, which is our toy brand, Alquimia in school items. If to this supply of non-food goods -with fairly exceptional value because we have looked for the most efficient sources and the best places to stock- if to that we add the great supply - also exceptional- that we have in Chile of domestic suppliers and obviously we offer these customers, this greater traffic of people, a great opportunity. And for us as well it is a great opportunity to increase of sales.

And, what has happened? How are we doing? Look at what has happened with this traffic, how has it responded to this strategy? Look how we have made the transactions grow. Look how it has gone from January 2002 to May 2004: a 40% growth in total transactions at our stores, or our customers, however you want to call it. And not only due to the growth in the stores, but we are also talking of equal square meters or comparable sales.

The issue of the suppliers is something we are always asked about. The EDLP strategy is a strategy that accompanies you the suppliers, because as Nicolas said, the importance of this pallet - unfortunately it is a bit low, because you are sitting down- but this pallet is a pallet developed by Unilever - a great company, one of our first suppliers - developed specially for us. Look, it has the concept of special purchase right on the pallet. A pallet totally devised to increase productivity. This is cut off, if has a pre-cut section. The price is placed here. Then, as the customers go consuming the product, both sides are peeled off. It was specially designed for us. These are the important logistic savings that begin to be generated when a certain volume is reached and when you have the investment in logistics and all the possibilities of moving this pallet from Arica to Punta Arenas. Also the containers, special containers for us, a little larger in size to lower the packaging costs and be able to offer our customers a better solution: instead of buying three boxes a month they buy one of these (shows a box of detergent) and obviously there is a great saving. And if besides it has cost us less to move this box, obviously this is of great benefit and exceptional value for our customers. 25% of our current sales are produced in one of these EDLP activities. That is, both the customers as well as the suppliers understand these EDLP activities are very good; for the supplier because they turn over a major volume of merchandise, and for the customer because exceptional things are produced at the same value. Therefore, are the suppliers participating? It is possible to see that a quarter of our sales belong to one of these six EDLP activities.

All in all, what does the customer think? What does the customer say, what does the customer say is their regular supermarket? Today I can tell you that in Chile, one out of two people say they are a regular Lider customer. And this survey is done very often, every quarter. There you can see 47.6% of people in the last survey said they were a regular Lider customer. And you must add. It does not add up perfectly, but you have to add the Carrefour effect. Therefore over 50% of people buying at a supermarket say they are regular Lider customers. And here, continuing with the study done by this multinational supplier, people are asked in what other supermarkets they buy. What happens is the high-low, or the special offers, or all these things our competitors do and which are very attractive, mean other supermarket chains are visited to take advantage of these special offers. However, we have 40% who say they are exclusive Lider customers. They understand the concept of the special offers and, this 40% is saying "no, don't give me this special offer story, I buy where the total bill is less and I have blind faith and am not blinded by any special offer". That is what that 40% is saying. Look what happens with our main competitor in this same study: only 20% says they are exclusive buyers. And look at the possibility of visiting a Lider. And if we look at other competitors? As the case of those here in this transparency, we see a great number of those saying they are customers of other supermarket chains, they visit us. So, the loyalty of the concept of "always low prices" is far superior to the loyalty generated by a special offer strategy.

And how do we stand in relation to the community? And this is important, because that exceptional value that Nicolas was talking about, this mini-revolution with which we have reached all parts of Chile, with a concept that can sell shirts at 2,990 pesos, watches at 10,000 pesos, or ties at 1,000 pesos, how has it been received by the community? We have greatly climbed in the concept of social responsibility. That is, the Lider strategy of "always low prices" has been interpreted by the consumers as a social contribution rather than a strategy. So this is very important, because it reflects how things change for that family when a Lider sets up near their home. But this is just beginning. It is very interesting, because neither can we say we have already won this or that we are already on the other side. No, it is not quite like that. We have made progress but we still have a long way to go. If we think in low costs, we want to achieve costs as low as the best world operators. That is, we want to compete with anyone who might set up in Chile, and we are saying that in low costs we have progressed 20% but we still have the other 80%. In low prices I would say that with a strong investment in customers we have progressed around 50%. If we look at customer transactions, how many people have we received with this Lider strategy? I would say 40% and even greater sales we are speaking of 30%. Therefore if you see, in what level of progress are we in our "always low price" strategy, we are close on 30%. This is not something to be implemented in six months. Remember we departed from the regular offer arrangement. That was at the end of September, early October last year. It is not yet a year. And when we visited four companies, reviewing all this personally with a team, we visited Wal-Mart in the USA, Wallmex in Mexico, even England, and Mercadona in Spain, and we were able to get really deep into the strategy study of each of these operators. They took about three years to be able to say "we did what we wanted to do in the implementation of this strategy". Therefore, it is not that we are going to take three years. Because we learned quite a lot from the other chains abroad and we can apply it quite fast. But in any case we are, as I say, at about 30%.

Therefore, in sum, what is our purpose? To make goods and services accessible to all Chileans throughout the country. I would say Lider is the format that best adapts to a country of 15 million inhabitants, with an income per capita of close on 4,000 dollars. It is the most appropriate concept to be from Arica to Punta Arenas, and in all places and corners of our country. Our mission is to be the place where you can find the lowest prices, the most appropriate assortment, and the best service. Until we achieve that, we will not rest. Surely new things will continue to appear. As Nicolas says, the focus is on this Lider business being able to capture and generate each time more and more customers to offer them all those magnificent things you can see, that we are bringing from different parts of the world. So, that is our presentation; that is our summary. I did not want to go into further details about the strategy as such, so anything you want to ask...No Questions?

[Elias Ayub- Manager of Presto card division]

Before speaking a bit about Presto, I would like to speak very briefly about the industry. The truth is that bank credit cards have had little penetration in Chile. In general, the Chilean market is not highly bank-penetrated, which justifies the growth of the credit card development. The truth is that these commercial credit cards are across-the-board; they cover all socio-economic segments of the population, and that implies they are far more profile-comprehensive than the bank credit cards. Clearly, the top-of-mind in this industry is CMR Falabella, because they developed the whole business concept around the card, and the challenge is clearly in working on the loyalty chain where what we intend is that the card be the first intended use, desirable to have, normally used,... the loyalty... in the diagram there you can see that in the last ten years from '93 to 2003, the department store cards have practically trebled the number of bank cards.

What is the opportunity for Presto? The truth is that Presto could dominate the market, as we heard from Nicolas and Cristobal. The great opportunity lies there: if one of every two Chileans in this country buys at Lider at least once, that is the great opportunity. That means approximately four million consumers and being able to generate that greater loyalty and retention in this highly competitive market. The idea is not only to generate loyalty in the area, but generate total loyalty. Because the opportunity then is to offer payment solutions and added value services to those same customers and evidently the expansion of D&S to new business areas will allow us to achieve this. I would like to pick up on Cristobal's words, in that the market is clearly what brings this traffic - as he was saying- of customers and is what allows us to offer other types of goods to the Lider customers. That is precisely the purpose with which the Presto credit card was born. Seven years ago I worked as a consultant, supporting the development of this card and clearly it is focused on giving the facilities for consumers to access those products. Now there is an additional opportunity: giving access to the consumers, us; give us access to all those products. This information is very useful because understanding it enables us to offer access, access to credit, access to payment solutions, and access - as I was saying- to added value services. Clearly, when we speak of an organization, it is together with the socio-economic segments of its customers. We will not be able to give credit to everyone, but if there is someone who cannot pay we will have to find them a better solution for payment, therefore our vision, and our challenge. Towards the end of 2007, we hope to have developed the whole re-rationing administration with our customers, what really helps us get to know them and understand them. We will give them access to credit and we will give them access to all those added value services. This is more than financial services. Presto is the access area for D&S. Our strategy is to be truly different and better. And we will be different and better because we have excellent relationships with our customers. And for the products and services we offer them we need to develop a three-stage strategy. The first has to do with the control of our operation, a control fundamentally based on the investment we have been making since the beginning of this year in relation to technology, in relation to physical space, and in relation to people - a very important issue to be able to develop this business on the terms we have foreseen. Of course this includes the issue of control and management of the credit risk, which is also a very important issue for a credit card, as is also the development of a model branch to properly service all our customers at the Lider supermarkets.

Now this control stage begins to take shape towards the end of this year with a growth stage. We need growth of the volume of our business, fundamentally based on the Lider traffic. We must aspire to obtain a quantity greater than the four million people that visit us, and deepen means being able to deliver additional products. The truth is that Lider continues to be the center; it is our fundamental trade partner and will continue to be our most important trade partner. But our customers require other service, as I was explaining. We need to give this card greater attributes for it to be the first they want to use in other areas where Lider does not provide services. I am referring to trips, insurance, cash advances, remittances, collections, transport, health, entertainment. And to conclude with a much broader vision that has to do with satisfying the needs for education, saving and housing, thank you.

In sum, our objectives are to capture and retain those consumers. Achieve customer loyalty with payment solutions and added value services. Obtain information on our consumer about how much and how they spend, and make use of the high frequency purchases with the Presto card. Today the transactions are, on average, 15 a year; in comparison to an average of three to four for the traditional department stores. And of course expand the external coverage. Today we have almost 800,000 active accounts at May this year, with approximately one million total accounts. We have enjoyed considerable growth in recent months, and have an average penetration of Lider sales of 14% - 14.2%. We aspire to reach 16% this year. Curiously, or not curiously but important is that in the non-food areas our penetration increases to 30% and have a credit placement stock of 150 million dollars.

It is now Miguel's turn.

[Miguel Nunez- Chief Financial Officer]

My name is Miguel Nunez. This is the third or fourth presentation I have had to give in the last two years, on bonds, the effect of trade, etc. I am 38 years old and have been with the company for 16, the last five as Chief Financial Officer.

I want to tell you briefly about the rest of the business, what we call the Future Business Division. Future because, although today we have developed one interesting area, and an area of pharmacy.............. growth, obviously here we think and incubate all the ideas and future business we could do using Lider as the mainstay of our growth. In pharmacy, as of July we have opened 35 pharmacies during the year we will construct 15 of about 86 square meters. They are basically small branches dedicated to health, mostly medications. The interesting thing is we all know this is a market dominated by three large chains, which means a concept of economy and under the cover of the flow generated by Lider it should have a very interesting growth potential. So Farmalider, with only three years in the market and reaching an estimated 60 stores by the end of the year, already has a fairly interesting market share which provides us with volume and scale to make our own purchases and begin developing the business more comprehensively and obviously with our concept of delivering everything in a single place, one-stop-shopping, and obviously it is a platform for reaching what we call the health business. We do not have anything there, we are thinking, but evidently any of these new businesses is a way of reaching new environments...

The last component of our future business is real estate. The real estate area today has six commercial centers, all with one of our Lider hypermarkets as the anchor store. And on the side, 25 side stores. The most important thing is that they generate an additional 200 million visits a year, and therefore it is a very important cross- selling opportunity and is evidently a platform to continue growing. Also the administration of commercial centers. We currently have, at the close of 2003, 330,000 square meters of built-up space, and by the end of 2004 the growth considering the new stores plus the purchase of Carrefour means we should end up with 430,000 square meters and growth of 25%. We currently have 18 sites for the development of these future projects, totaling 108 hectares of square meters available. And finally, the financial analysis you know well and which is in the prospectus. In terms of our investment schedule for the last few years, since 1997 plus the projected investments for 2004, our cumulative investment is of 1.1 billion dollars. For 2004, as Cristobal explained, we are speaking of 125 million dollars assigned for the purchase of Carrefour, plus seven new sites to be built and some additional extensions during the year. By 2005 we are speaking of an investment schedule for eight new stores and a real estate project on file with an additional investment schedule not yet defined - although it is being thought-out, it is not yet fully developed. And, in relation to investment in loans, as Elias explained and the diagram he showed for loans, our estimate is to place loans at an investment of 70 to 80 million dollars a year. Therefore, for 2005, considering the stores plus the investment in credit/loans, there will be fund utilization of 230 million dollars. You know the growth history of the company from 1995 to 2003. We have increased the company's sales volume from 500 million to 1.960 billion dollars over this period. The previous year closed with an 18.5% compound annual growth, net revenue and EBITDA, growing at rates of 20%.

Here are the statements for the last three years, from 2001 to 2003. Here we can see....... I would like to add, the margin, although in 2003 it suffered greatly in the second half of the year as a result of the application of EDLP, this does not fully show the contribution made by Presto as other income aside from the operation. However, if we take a look at the expenditure, although it appears to have risen from 13 to 15, if we isolate the effect of Lider, spending has dropped. But the impact of Presto, which as I was saying does have an impact on the revenue, also has an important impact on spending as a result of the provisions and all the administration it requires. Therefore, already last year it is possible to observe this first deterioration of the statements as a result of this new strategy. And the first quarter, from the data we have, the company revenue has grown at a rate of 24% and spending has grown considerably more at a rate of 45%. Here we must point out the Carrefour operation, added to another far less attractive operation in terms of the income and expenditure per square meter, therefore evidently in 2004 we had to not only absorb our strategy and low price policy, but also in this first quarter there is Carrefour with lower levels of productivity. What I am saying is this profit, although quite low in terms of the final result, had evidently been considered and forecast by us. It is also reasonable to point out the second quarter this year: although the figures are slightly higher to those, because there is also the effect of the important rate of exchange, they will be of the same order except for a reduction in the statements and EBITDA. This continues to be part of the forecasts and in this sense we wish to point out there is no surprise in the statements we are showing.

[Nicolas Ibanez]

A final word about the historical perspective. In recent years -as you surely already know, and those of you who have followed us for the last eight years are very clear on this but there are some new faces here- in relation to consistency with what we said in our IPO at the end of 1996 here locally and then later with our international IPO in the international markets in October 1997, what did we say then? And what are we saying today? Is it a new story? Are there fundamental changes?

There are some changes; yes there are some changes in format, yet the outlook is essentially the same: the opportunity in this country is gigantic. This is what we explained in the early 1980's and there is still a lot to be done. We have to think in a different way. We could not be content with what we had; we had to go out and sail seas that for us were unfamiliar. We had navigation charts that were very useful for what we had been doing until then. Ultimately, we had to sail new seas; probably destroy the existing navigation charts and begin to recreate new ones. Obviously helped by an open view of the world. And that is why we traveled a lot and we have good photo cameras and good contacts and everything else. So we got our inspiration from other things that were working. And in turn we invented our own, applicable to this country considering its particular characteristics. But ultimately, what we proposed back in 1997 and what we propose today is essentially the same. We still have a tremendous opportunity. There are great opportunities to improve internally. We have a great team of people, experienced people, new people coming in, and a good combination, a crossed fertilization between experience, between heart, spirit and novel ideas, renewed methods and systems. Therefore we are essentially following the same line, doing different things. Certainly, the way can be different; it will be even more radically different in the future. But ultimately our vision stays. That is why we say we are just beginning.

So therefore today we speak of being a leading supermarket and hypermarket operator in Chile. That is a reality. Well, in that case the question must be what should that leading operator do? What does the leader of an industry do? We think we do what is right. That is, not be complacent but on the contrary, be the best operator in an economy that helps us. Even when the economy does not help us, there is still a tremendous opportunity because penetration is low. But of course, the situation of the economy in this country is a bonus. And what will happen in the next fifteen years is tremendously important for our ability to generate growth. Well, we are seeing it this very year. We are growing at 30% in physical volume, in sales space. This is a breakneck year as recent years have been. A competitive advantage; clearly, greatly appreciated by the public. The positioning of the Lider brand from Arica to Punta Arenas in places where we are not yet physically present is very strong. The whole world wishes they had a Lider in their neighborhood, have a Lider nearby. There must be a reason. The value proposal we are giving is appreciated, and that value proposal -after this proposal of which Cristobal spoke- will be even stronger, with good growth forecasts. Lider in itself has good growth forecasts, even in groceries there is much to be done with Lider and probably with others supplementing Lider. And then there are all the other areas that begin to take shape and where we still have a small share. We have a distribution system that for Chile is the most modern and efficient. But we are very aware that in comparison to international benchmarks there is a lot to be done. There is already an extremely positive movement by everyone joining; they are linking up with us in a very intelligent way and we too are linking up to our suppliers in a more intelligent way. We share information systems which we call InfoRetail; sharing all our distribution chain from Arica to Punta Arenas; developing initiatives like the one Cristobal mentioned, that pallet is in itself a milestone for us and is a milestone for Chile. Chile is a very advanced country in many aspects, but regarding its distribution network we have lived in the caves: an extremely inefficient country. We are far more efficient in placing fresh salmon in Philadelphia than in bringing fresh salmon from our terminal here in Llanquihue -near Puerto Montt in the south- here to Santiago. That is the reality. We are changing that reality and we already have a distribution system with refrigerators, or for dry products, or whatever. It is very efficient, but we have a long way to go and the integration with our suppliers is enabling us to do this. And an administration that you must have followed closely, since it's been around for many years and there are also young people in that administration, people who joined the company recently. So there we have a mixture of talent and experience, which is extremely fruitful. We believe that we are very well endowed with the right talents necessary to bring this company to its new threshold. Not too different to what we proposed a few years back.

[Description of offering and offering process by Chilean broker-dealer has been omitted.]

We will now proceed with the period of Q&A. You may ask as many questions as you like, except please use the microphone so the question can be translated by the interpreters.

Q: Low prices, the support of the suppliers is fundamental. What will be the strategy with the proprietary brands that grow at the expense of the suppliers' products market share?

A: Nicolas Ibanez: Well, that stems from a premise that it is "at the expense of". There may be some specific cases where it could be "at the expense of", but the idea with all this is to add, not subtract. You could go to an extreme, for example, with the soda drinks. We have some cola drinks here that we are offering 3 x 3 liter bottles of sodas at 1,540 pesos. What is going on there? Is the market growing? Is the market holding firm? Is this a zero-sum game? Is the whole Lider a zero-sum game? The answer is clearly NO. That is, our friends at Coca Cola have a very important role to play. At this moment we have a pack of six Coca Cola units for Lider, six liters. This is a product specially developed for us from Arica to Punta Arenas. This has meant that at this moment it is necessary to get the bottlers to agree from Arica to Punta Arenas. There is an additional degree of complexity in the case I am quoting, but the whole area of soda drinks, the whole soda drink area grows. It is evidently a source of competition for the domestic brand suppliers, but ultimately what happens in the end is that the category grows. There are several examples. There is one example which I think was given by the Lider mayonnaise. Have you tried Lider mayonnaise? What happens between Lider mayonnaise and the best known brand? Which is the best known brand? Hellmans, obviously. What happens there? Is there a substitution? Is there a cannibalization? Well, there could be a bit of that. But very soon the category increases, more people buy the category than before. So the issue of the A Cuenta and Lider brands play a very important role. That is why in groceries we believe we have a lot to do. We only have 18% share, so one way of increasing the share is by offering a price-quality ratio through A Cuenta, and quality-price through Lider; different to what there is in the market. So it is more of a supplementary exercise rather than a substitution.

Cristobal Lira: It is necessary to remember these A Cuenta suppliers, and the manufacturing suppliers.... that have no possibility of competing with the major suppliers.... so then we generate the possibility for them....medium and small to be transformed, to create a company. Otherwise it would be totally impossible for them because they have no volume. You have to think that in administration, marketing and sales spending we are speaking of 25 to 30%. Imagine the benefit of distributing that 25 or 30% between the margin and the profit of a private brand (laughter).

Nicolas Ibanez: I assure you if we had the best service none of this would happen............. We find this of the communications is terrible: we are communicated from Arica to Punta Arenas all day on-line, and here we sound like idiots trying to communicate among ourselves. But it is not like that, I can assure you. It has nothing to do with us.

Go ahead. Yes? Who are we talking to? Maria Iturriaga from BBVA. Stop it with the microphone because it is not working. Don't worry, I will repeat your question.

Q: Maria Iturriaga: There are two questions I would like you to answer; you and Cristobal. The questions for Cristobal are first regarding the payment. I would like to know what concrete progress...[Inaudible] the second is what is being
[Inaudible]....

A: Nicolas Ibanez: Very well, I would like to begin with the last one first. Cristobal, regarding the announcements, the truth is here there hasn't been any announcement. I think at the regular shareholders meeting, after the meeting we did explain our mission and how we were re-structuring our teams, what our mission was in this stage of company life. And therefore the issue of clearing the way for Lider so that Lider could focus far more on this major project that we are committed to, creating these new units. But of course, they really are not very new because they were inside Lider. In reality we began with that last year and we explained it.... at the last shareholders meeting in April. So that on the one side, but it is something relatively novel and which I imagine is good news....[Inaudible] that on the one hand. Regarding how we are doing ....
[Inaudible] And what we are doing internally, Cristobal could add to that, but we are not getting into any detail because ultimately it is part of the equation we are working-out, very clear in where we want to go, and I think Cristobal has been very clear in saying we are more or less one third along the way.

....... it is not that we have a bad service; we are aware our level of service could improve and must improve. That is why we have a whole program which is perhaps the most important part. A whole staff training program. Training for the head people and the sales managers at the store, and which basically aim at focusing attention on our customers. I hope we did not treat you badly the last time you went shopping at Lider. But we expect customer service at Lider to improve over time. We live off this, we are grocers. The housewife, the customer is the most important person at the company. I don't know if you wish to add anything about the Faro plan, any details, without giving away anything important?

Cristobal Lira: ....[Inaudible] service is the key to this. We have an HR team that is developing this type of thing because this business is characterized by having ....[Inaudible] the training systems are fundamental to improve service.
Besides, we are innovating in the area of part-time and full-time employment. We have opened the possibility for two groups of people to work at Lider: students, because we believe it is fundamental for students that need to finance their studies be able to work on the week-end at Lider. This generates a relationship with the company and this is very important because if that person loses their job they lose their possibility of working and studying. And we are also talking of middle-aged people, not really senior citizens but mature people. The woman who often finishes raising her children, she is 45 or 50, has no chance of working in Chile. It is very difficult for someone to employ them. We give them....[Inaudible]

Nicolas Ibanez: Very well, then, you wanted to hear about the structure, the story of the commercial manager: my friend Jose Pedro Varela worked for the company for 20 years. He began like we all began, at the bottom. Finally, after a few months, he became Commercial Manager and an agreement was reached that the requirements to reach that position would have to be covered differently. Is that reality different to what usually happens in a company? It is perfectly normal, and changes of that nature have always existed and will always exist in a company. Leadership is essentially situational; it depends on the situation and the circumstances. We need a company open to change, no only in relation to the consumers but internally as well.

Q: Juan: Considering the present situation at Lider, if you have 34% market share and 60 penetration and operating margins of 2% and 5% EBITDA, what are you expecting for the next five years? What market penetration are you expecting? Especially since you consider there is great potential in comparison to Spain, England, USA, France, and Germany that have over 90%. Is that the sort of penetration you expect to achieve in the next five years? And what bottom line do you expect for Lider in those five years? And the margins; are we speaking of margins similar to those we had two or three years ago? I don't know if you think the detail is alright?

A: Nicolas Ibanez: Well, it is possible to give very clear orientation at industry level. What degree of penetration will we have in the next five years? The answer is a bit silly, I don't know. Surely we all have a series of models in that area. I don't believe we will reach the levels of penetration we see in Europe, but yes a substantial increase. And all this in an industry where the frontiers are not too clear, so it is necessary to be careful with the measurements. Our penetration is correct, the figure you just mentioned, 33%. But the traditional industry penetration for supermarkets or the stores that are traditionally known as supermarkets and that barely 650. But it happens we are not necessarily in the supermarket business. We are in a broader retail industry. Therefore we speak more of 8% penetration and that figure of course we cannot double, but by merely reaching 10 or 12% of that potential market, plus a significantly greater share in the area that Elias tried to explain, without fantasy. That already implies the company has practically doubled its volume of revenue. What should that mean in terms of EBITDA and bottom line? In terms of EBITDA, certainly levels similar to those we had a short time ago of about eight and a half or nine and a half. That is in the perfectly reasonable range given our economic model and the make-up of the different business. An in relation to the bottom line I would say also similar to our past trajectory. Therefore what we have been doing in 2003, 2004 and part of 2005 is investment to face the opportunity we visualize ahead. That is it, in general terms. Evidently we should not nor can give forecasts. There are people who make forecasts about D&S, and there are people who are very knowledgeable about the industry and there are very good forecasts going around. But in general terms that is what we aspire.

That does not mean there are not going to be competitors. There are going to be competitors. This is an industry that will surely follow an even greater consolidation pattern, which does not mean there will be no small or medium operators. Every day we see that segment is doing things better, they are more professional, they have updated, there are new formats appearing. The pharmacies are joining our line of business, the department stores are doing the same, we do the opposite, the banks intend doing something similar to us and vice-versa. It is an industry that is in a very natural stage of change, and the important thing is that if you observe all this or watch from the outside or are a pro-active player and continue a philosophy of being an agent of change - and that is what we are doing- evidently the figures will have to accompany us. And we, it is not that we are ambitious, we are very ambitious and that includes the figures.

How is a company managed? There you are in a company, in a corner of the wheel-house. When we speak of results we are speaking of four sets of results: the quality of the service, the components of the wheel-house: customers, all measurements of customers, persons, all measurements of persons, how we link-up the talents of people. The best-place-to-work is a key indicator for us, as well as other indicators related to customers, persons. How are we working? The operating standards, how much does it cost to move a pallet from a manufacturer's production line to Arica or Punta Arenas, Puente Alto or Huechuraba? We are doing it more efficiently than the rest; there is no doubt about that. But are we doing it as efficiently as or more efficiently than the international benchmarks? The basic operation. And finally the final financial indicator is the return on the capital invested. And there we are very clear about what we aspire. And we are doing all this with awareness for the shareholders, for all of us who are shareholders. D&S must be one of the most attractive investments. Not so much because it is a promise of future growth and because we are in fact growing, rather because the financial statements back us up. We are looking for a return on capital of around 20%, which is above the average for the industry. It is similar to the benchmarks we are following very closely. So the issue is very clear to us and it is not because it is a sweet; no, it is because we are entertained by all this. And if we are entertained we have a very good time. But behind all that there is a whole economic financial model backed by the wheel-house, the way we manage the company, customers, people, operations, finance, and that finally must turn out a very attractive figure for return on paid-in capital. So this is very clear to us. And one of the things we have done lately is that we have our corporate finance office mainly dedicated to monitoring the Lider financial model, everything Lider does, the financial services area economic model and the economic model of the other....[Inaudible] superior. So it is a very sensitive area for us and not only because we are entertained by this but because we know about this and because we have accumulated experience. Serving Chile, a Lider Chile, implies being tremendously responsible and having growth forecasts for the future. And for that we need very good results. And we are very well on track with the results we have obtained so far. Speaking of results, the first and second quarters this year are absolutely according to expectations. We are not at all surprised. Now, what results are we talking about? Of the four components of the results, the last is the financial. And evidently we are looking for that return, but regarding people, operations and customers we are very well on track. So, what results are we talking about? Are we talking about the bottom line for the first quarter or the second quarter, or are we talking about a company that projects forwards with a value proposal that is tremendously effective for the country, with an innovative operating proposal and that incorporate growing levels of efficiency. And finally, with an economic model that makes this company a tremendously effective place to invest. We as controlling shareholders are investing further in this company because I believe in this business. We are there and in this issue of the sale of capital we are going to be there to see what happens, because I believe there is tremendous potential. It is sufficient to look at what happened since December. From 1996 to date in relation to the share price, I don't have to be an expert in that area, I am the grocer, but our friends Larrain Vial follow that closely. They compare D&S with IPSA and IFA. Did we do alright? Did we do badly? I don't know, I think we did relatively alright.

[Inaudible comment from the audience]

A: Nicolas Ibanez: That is an indicator. Now, the fundamentals: the fundamental things in a company are the top line and the bottom line, and in relation to the capital invested. Everything we do is geared to demonstrate superior or growing returns on capital, better than the rest. That is why we have this mixture of business, and that is why we do this with Lider. Evidently we are business men and this is a business company. To serve Chile. And the way of serving is being a formidable business firm that generates very good profit levels. Now, in recent years apparently we have not done things so-so, and we expect in the future also something of the kind. For me, as a grocer, I don't like ups and downs. I don't know, last year it seemed there were a lot of people very enthusiastic about this and it made the price of the share go up. Silly things. What I am interested in is for this company to have a steady pace ahead, steady and systematic, with good results. Therefore this is not for nervous people or for people who get in and get out. This is for people who are looking to the medium to long term.

Q: Chile, above all in the non-food services, which is where you intend to capture the greatest margin, how is this strategy managed? Although it is a copy of the strategy in those two major companies, how is it managed in this market which is far more competitive and with much narrower margins?

A: Nicolas Ibanez: A very good question. Let's see. Fortunately, Chile has been a country very open to international competition. We have anticipated this. When I say "we" I am referring to D&S. We have anticipated this and since the 1980's have produced an increasing level of competitiveness. Therefore it is not that easy to enter Chile or open a new concept in Chile, unless you do something extraordinary for a niche market. There could be some opportunity and, just as Cristobal was explaining, our price position has been a constant commitment since the 1980's. So, there have not been any major changes in relation to price levels. There have been changes, yes; it is sufficient to see the central bank reports to see the impact the issue of the supermarkets has had on the Consumer Price Index. So, we have made some contribution. We swallowed the rise in VAT whole, among other things. Yes, no doubt there have been changes, especially in the area of groceries. What has changed within the companies and sets us aside from the competition? What we call the basic assortment, the basic assortment of merchandise: approximately six thousand grocery articles. Let's speak about the crude stuff, the more acid stuff: it is made up of a series of articles that are highly sensitive, some sensitive items and then a large mass of items that are the basic assortment where you earn a little more margin. What we have done is changed that structure and we have placed the basic assortment at a far more attractive position every day, not when we decide to have a special offer. That is the most important change we have made in groceries. That is, to expand on what we have been doing -and this we are beginning to achieve- that virtuous circle Cristobal was talking about of low cost, low price, customer traffic, and sales, all that is beginning to be generated in the groceries area. In the non-food area we are beginning to slide in an indicator of what we could be doing there. We do not intend being the far, far lowest in price. The important thing there is what we call exceptional value, the quality price ratio more than the purely price as such. That is why I believe this little watch that is going around at 7,999 pesos for women and 9,999 pesos for men, I don't necessarily believe that is the price policy here. In this case, the quality price ratio is absurdly high, this could definitely allow for a more sufficiently attractive price. Therefore, we are not going directly towards price competition, but yes develop an exceptional quality price ratio. And from there all the marketing effort and the development of novel product categories: the Haus brand, the BLV brand, Groven, they aim at that. That is, they aim at offering the customer a quality price ratio that is superior with superior margins linked to credit and linked to a better service at the point of sale. So, we are also in that process. The EDLP is applied in its purest version to groceries and there we will be implacably strict. In the non-food area, which is a very important area for the future growth of the company, our focus of attention will be in relation to the quality-price ratio, not giving away margin in an absurd way. Probably there is bit of that today. Tomorrow there could be some competitors out there that sell the Chinese products we used to sell before at cheaper prices. Yes, that could be. But we will attempt to create an exceptional quality-price ratio. That is our vision in relation to the issue of non-food and in relation to the issue of the market that is so important.

Cristobal mentioned it: the fruit, vegetables, cheese, dairy products, bakery, patisserie, fish, meat, which is the driver of the traffic in the stores. There is a proposal essentially oriented at quality; quality and service. Therefore, Lider is also making a series of improvements to the proposal to complete the price proposal. Price is very important, proximity is very important. We have acted on those two variables from Arica to Punta Arenas. Proximity, you have to be there. You have to access the market that all it wants is to have a Lider nearby. You have to offer good prices but you also have to complete the offer. And that is not sufficient. You also need quality products, you need good service, and you need other variables as well, essentially linked to quality, to see the service linked to the quality of the product. That is what we are focused on and we have a platform already structured, an essential platform for the structure in the non-food category. And in the area of perishable goods. We will improve this over time. Therefore, the Lider proposal we will see between now and the next few years is going to be a very complete proposal and a little more complex than we have today. It is not just coverage and price; we will take on other variables as Cristobal mentioned there in the diagram. That is what we intend doing. Cristobal, anything to add?

Cristobal Lira: I simply wanted to mention the stages. You understand that for us to get used to buying clothes it was necessary to change a habit. So, it is necessary to make an investment, give quality, a quality price ratio or exceptional quality price at the beginning. Today it is our strategy for non-food. It has brought us an important flow of people that are already buying clothes. Even the department stores have applied several of the concepts we apply at Lider. The non-food strategy is based on one fundamental: we are visited on average by one family seven times a month, whereas any other store or department store is visited on average once a month. Therefore we have a great opportunity. If we have this quality, price, we have the people in the store, then obviously if we serve them well and we offer them those products we will have their preference since they are there. The other thing I wanted to add is the part-time and full-time employment. Because we are interested in that. Because this business, between Friday at 12 noon and Sunday at 12 noon, generates half the sale. So obviously the efficiency we are looking for must include the service process and the cost which is half the operation cost of a supermarket, the labor. We need flexible staffing. That is why we have insisted on this so much, and we believe this markedly improves the quality of the service by having these part-time people serving at peak hours over the week-end.

Nicolas Ibanez:

What is happening with the time?
- It is almost eleven and we had agreed to finish at a given time.
- Before you leave, if you would like to come forwards there are some very nice Buffet of ice-cream.

Cristobal Lira: There are the Buffet proprietary brand ice-creams. Those of you who would like to supplement your breakfast with good ice-cream made by us....

[Applause]